SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14D-9
SOLICITATION/RECOMMENDATION STATEMENT
PURSUANT TO SECTION 14(D)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934
BRIGHAM EXPLORATION COMPANY
(Name of Subject Company)
BRIGHAM EXPLORATION COMPANY
(Names of Person Filing Statement)
Common Stock, par value $0.01 per share
(Title of Class of Securities)
109178103
(CUSIP Number of Class of Securities)
Kari A. Potts
General Counsel and Corporate Secretary
Brigham Exploration Company
6300 Bridge Point Parkway, Building 2, Suite 500
Austin, Texas 78730
(512) 427-3300
(Name, Address and Telephone Number of Person Authorized to Receive
Notice and Communications on Behalf of the Person Filing Statement)
With copies to:
Joe Dannenmaier
Amy Curtis
Thompson & Knight LLP
One Arts Plaza
1722 Routh Street, Suite 1500
Dallas, TX 75201-2533
☑ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

      The information set forth under Items 1.01, 5.02, 7.01, 8.01 and 9.01 of the Current Report on Form 8-K filed by Brigham Exploration Company on October 21, 2011 (including all exhibits attached thereto) is incorporated herein by reference.